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Walmart Positions Board of Directors for the Future

Series of Changes at the 2016 Annual Shareholders’ Meeting to Strengthen the Board
for Opportunities Ahead as Walmart Adapts to Evolving Customer Needs

BENTONVILLE, Ark., April 20, 2016 – Wal-Mart Stores, Inc. (NYSE: WMT) today announced changes to its Board of Directors designed to strengthen the board for the future, while maintaining its independence, diverse backgrounds of directors and breadth of experience. The changes include ordinary-course retirements of four board members and a reduction in the size of the board to maximize its effectiveness in supporting the company’s strategy. They will take effect following the company's Annual Shareholders’ Meeting on June 3, 2016 in Bud Walton Arena on the University of Arkansas campus in Fayetteville, Ark.

Current board members Aida Alvarez, Roger Corbett, Mike Duke and Jim Walton, will not stand for re-election at the company's Annual Shareholders’ Meeting. The company also announced that as part of the board’s succession planning, the board has nominated Steuart Walton for election to the Walmart board. These changes will reduce the number of directors serving on the board from 15 to 12 directors.

“The contributions of each of our four retiring board members cannot be overstated, and we wish them all continued success in the future,” said Greg Penner, Chairman of the Board of Directors. “With these retirements, we view this as a time to make our board more nimble, while maintaining its independence and further aligning on Walmart’s strategic priorities. Our board has the right skills and expertise to support the company’s strategy. We continue to believe that the value, quality and diversity of our directors are some of Walmart’s greatest strategic assets.”

With the proposed changes, the Walmart board will maintain its current independent majority at 67 percent. The board’s 12 nominees, if elected, represent an effective mix of deep company knowledge and fresh perspectives, including five independent board members added over the past four years. Walmart has placed a focus on technology with the additions of Marissa Mayer, president and CEO of Yahoo! Inc., and Kevin Systrom, CEO and co-founder of Instagram. In addition, Penner, appointed board chairman in 2015, provides extensive expertise in technology, finance and international business.

James I. Cash, Jr., Lead Independent Director, stated, “The changes we are making are designed to maximize our effectiveness as we adapt to ever-evolving customer requirements. We believe that board refreshment and succession planning are critical and demonstrate good corporate governance practices, but also and most importantly, support our mission to broaden and improve how we are serving customers through both stores and e-commerce.”

About Aida Alvarez

Alvarez is rotating off of the board after a decade of service, consistent with Walmart’s corporate governance guidelines.

Alvarez began serving on the board in 2006 and was a member of the Audit Committee, the Compensation, Nominating and Governance Committee, as well as the Technology and eCommerce Committee during her tenure. She was Administrator of the U.S. Small Business Administration and a member of President Clinton’s Cabinet from 1997 to 2001. Alvarez was the founding director of the Office of Federal Housing Enterprise Oversight, the financial regulator of Fannie Mae and Freddie

Mac, from 1993 to 1997, and prior to that was a vice president in public finance at First Boston and Bear, Stearns & Co., Inc. She currently serves as a director of HP Inc. and formerly served as a director of MUFG Americas Holdings Corporation, MUFG Union Bank N.A. and PacifiCare Health Systems, Inc. (now United Healthcare).

“We would like to thank Aida for her invaluable service to Walmart, her commitment to associates and also for her contributions throughout her career in public policy, philanthropy and as a champion for diversity and inclusion,” said Penner. “She has always been an advocate of strong corporate governance, and the board will miss her expertise and insights.”

About Roger Corbett

Corbett joined the Walmart board in 2006 and is also rotating off of the board, consistent with Walmart’s corporate governance guidelines.

Corbett is the retired CEO and group managing director of Woolworths Limited, based in Australia. He is a former founding director of Outback Stores, a commercial venture supported by the government to provide retail facilities for communities in remote Australia, and until recently was a director of The Reserve Bank of Australia, the chairman of Fairfax Media Limited and the chairman of PrimeAg Australia. He is also the chairman of Mayne Pharma Group Limited. Corbett has served on the Strategic Planning and Finance Committee.

“Roger’s industry expertise in retail and merchandising has been an outstanding asset to our board. We have greatly appreciated his unique insight in successfully managing multinational corporations. He has demonstrated leadership in the roles he assumed, the key contributions he has made and his commitment to our shareholders,” Penner said.

About Mike Duke

Duke’s retirement from the board is in line with Walmart’s historical practice for its prior CEOs’ board membership.

Duke was president and CEO of Wal-Mart Stores, Inc., from 2009 to 2014. Starting in 1995, he led the logistics, distribution and administration divisions, as well as Walmart U.S. From 2005 to 2009, he served as vice chairman, with responsibility for Walmart International. Prior to joining Walmart, Duke spent 23 years in the retail industry with Federated Department Stores and May Department Stores. He joined the Walmart board in 2008 and was a member of the Strategic Planning and Finance Committee.

“Walmart has benefited from Mike’s leadership for more than 20 years,” said Penner. “His professionalism and integrity and his perspective and guidance have helped lead Walmart to the path it is on today in areas that have included talent, technology, diversity, social and environmental issues and serving customers through both our online and in-store businesses.”

About Jim Walton

Jim Walton’s retirement from the board and the nomination of Steuart Walton, his son, mark a leadership transition to the next generation of Walton family representation. Jim Walton served on the board for over 10 years and was a member of the Technology and eCommerce Committee, as well as the Strategic Planning and Finance Committee during his tenure. Jim Walton is chairman and CEO of Arvest Bank Group, Inc., a group of banks operating in Arkansas, Kansas, Missouri and Oklahoma. Until recently, he served as chairman of Community Publishers, Inc., which operated newspapers in Arkansas, Missouri and Oklahoma.

“We would like to thank Jim for his many contributions to our board for over a decade and his personal commitment as a board member to doing what is best for Walmart, our associates and shareholders as we build on the company’s success now and in the years to come. He has proudly carried on the legacy of Sam Walton and that stands to continue with the nomination of Steuart Walton to take his place,” Penner said.

About Steuart L. Walton

Steuart L. Walton is the Chief Executive Officer of Game Composites, Ltd., a company he founded in 2013 that designs and builds small composite aircraft. He previously worked for the London office of Allen & Overy, LLP handling matters related to debt and equity offerings by non-U.S. entities. He also worked for Walmart International, focusing on mergers and acquisitions.

Historically, three members of the Walton family have been members of the company’s board. The Compensation, Nominating and Governance Committee and board believe this is appropriate given the Walton family’s significant and long-term equity ownership, and that Steuart Walton is qualified in light of his skills and background.

“We are pleased that Steuart has been nominated to join our company’s board,” said Penner. “Given his strong history and familiarity with Walmart, he clearly understands the company’s mission and vision as he is prepared to carry on the next generation of family leadership. His career in law and his experience as an entrepreneur will allow him to bring valuable insight to our board.”

Annual Shareholders’ Meeting
Walmart’s Board of Directors will consist of 12 members if all nominees are elected at Walmart’s Annual Shareholders’ Meeting on June 3. Those standing for election and for re-election to the board include: Greg Penner, Jim Cash, Pam Craig, Tim Flynn, Tom Horton, Marissa Mayer, Doug McMillon, Steve Reinemund, Kevin Systrom, Rob Walton, Steuart Walton and Linda Wolf.

For more information regarding the board's nominees for election at the company's 2016 Annual Shareholders' Meeting, as well as other matters to be considered at the meeting, please see http://news.walmart.com/events/walmart-shareholders-meeting-2016.

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,528 stores under 72 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482.1 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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